EXHIBIT 11.1

                   DIGITAL POWER CORPORATION AND SUBSIDIARY
                      COMPUTATION OF NET INCOME PER SHARE

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                                                  FOR THE THREE MONTHS ENDED   FOR THE SIX MONTHS ENDED
                                                            JUNE 30,                   JUNE 30,
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                                               1997                1996         1997         1996
             PRIMARY

Net income                                    $    366,832   $    230,775   $   601,465  $   343,208
Less - preferred stock dividends                             $     15,227                $    38,069
Net income applicable to common shareholders  $    366,832   $    215,548   $   601,465  $   305,139

Weighted average number of common shares         2,521,627        965,221     2,512,137      964,475
Add - common stock equivalent shares
   (determined using the treasury stock
   method) representing shares issuable
   upon exercise of stock options                  496,067        311,557       468,246      312,303
Add - common stock equivalent shares
   (determined using the treasury stock
   method) representing shares issuable
   upon exercise of warrants                       390,250              -       332,022            -
Weighted average number of shares
   used in calculation of primary income
   per share                                     3,407,944       1,276,778    3,312,405    1,276,778

Primary net income per common share            $      0.11    $       0.17  $      0.18  $      0.24

             FULLY DILUTED

Net income for primary income per share        $   366,832    $    215,548  $   601,465  $   305,139
Add - perferred stock dividend                 $         -    $     15,227  $        -   $    38,069
Net income used for fully diluted income
   per share                                   $   366,832    $    230,775  $   601,465  $   343,208

Weighted average number of shares
   used in calculation of primary income
   per share                                     3,407,944       1,276,778    3,312,405    1,276,778
Add - weighted average number of
   shares using closing stock value
   In diluted eps calculation                       82,877                      157,978
Add - weighted average number of
   shares issuable upon conversion of
   preferred stock                                       -         415,302            -      415,302
Weighted average number of shares
   used in calculation of fully diluted
   income per share                              3,490,821       1,692,080    3,470,383    1,692,080
Fully diluted net income per common
   share                                       $      0.11    $       0.14  $      0.17  $      0.20


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